Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-106676) pertaining to the Stock Incentive Plan and Non-Employee Directors Stock Option Plan of iPayment, Inc. of our report dated February 17, 2004, with respect to the consolidated financial statements of iPayment, Inc. included on Form 10-K, for the year ended December 31, 2003.

/s/ Ernst & Young LLP

Los Angeles, California
March 26, 2004